Exhibit 99.1

Press Release

Contacts:

Catherine J. Mathis, 212-556-1981; E-mail: mathis@nytimes.com

Paula Schwartz, 212-556-5224; E-mail: schwap@nytimes.com

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY REPORTS

FOURTH-QUARTER AND FULL-YEAR RESULTS

NEW YORK, Jan. 25, 2005 – The New York Times Company announced today that fourth-quarter diluted earnings per share were $.75, compared with $.73 in the 2003 fourth quarter, and net income was $110.2 million, compared with $110.9 million in the fourth quarter last year.

“Fourth-quarter earnings per share increased as a result of our strong share repurchases throughout 2004 and a more favorable tax rate,” said Janet L. Robinson, president and chief executive officer.  “Advertising revenues improved 3.2 percent in the quarter.  Gains were strong at our Broadcast Media Group, which experienced double-digit revenue growth stemming from robust political advertising, and at our digital properties, where advertising revenues rose more than 30 percent.  Our newspapers in small cities performed better than those in large markets, as national advertising, particularly in the entertainment, technology and financial categories, decreased in the fourth quarter, while classified and retail advertising showed year-over-year improvement.

“Costs rose 4.6 percent due to an increase in compensation, promotion and outside printing expense, mainly because of strategic investments made at The New York Times and the International Herald Tribune, but also higher newsprint prices.

“In the fourth quarter, and indeed, throughout all of 2004, the Company invested in its journalism, expanded availability of The New York Times, introduced new products at all its properties, and remained disciplined in managing its costs.  We will continue to do so in 2005.

“Despite a challenging environment, we believe we can continue to grow our businesses by leveraging the investments at The New York Times and the International Herald Tribune, developing new products and services that meet the needs of our many audiences and advertisers, and continuing to expand our brands beyond the borders of our current markets.”

Full-Year EPS and Net Income

For the year, diluted earnings per share were $1.96 compared with $1.98 in 2003, and net income was $292.6 million, compared with $302.7 million in 2003.

Revenues

Total revenues for the Company rose 2.5 percent in the fourth quarter to $903.9 million compared with $882.3 million in the fourth quarter of 2003.  Advertising revenues (68 percent of total revenues) grew 3.2 percent, and circulation revenues (25 percent of total revenues) were at approximately the same level as they were in the fourth quarter last year.

Costs and Expenses

Total costs and expenses in the fourth quarter increased 4.6 percent to $719.2 million from $687.8 million in the 2003 fourth quarter, primarily due to increased compensation, promotion and outside printing expense, mainly because of strategic investments made at The New York Times and the International Herald Tribune.  In the fourth quarter of 2004 the Company also recorded a charge of $5.8 million in connection with the closing of its NYT-TV television production facility.

Additionally, newsprint expense rose 7.5 percent in the fourth quarter compared with the 2003 fourth quarter, with 7.6 percent resulting from higher prices, which was partially offset by a 0.1 percent decrease from lower consumption.

Operating Profit

Operating profit in the fourth quarter decreased 5.0 percent to $184.7 million from $194.5 million in the fourth quarter of 2003.  The increase in advertising revenues in the fourth quarter was more than offset by higher expenses.

EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) in the fourth quarter decreased 3.6 percent to $222.6 million from $230.9 million in the 2003 fourth quarter, mainly due to the higher expenses as discussed above, which were partially offset by increased advertising revenues.

The Company believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the Company’s results from operations before depreciation and amortization.  EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to estimate the value of a company and evaluate a company’s ability to meet its debt service requirements.  A reconciliation of EBITDA to net income, as well as additional information concerning EBITDA, is included in the exhibits to this release.

News Media Group

Total News Media Group revenues grew 1.9 percent in the fourth quarter to $857.9 million from $841.9 million in the prior-year quarter.  Advertising revenues rose 2.4 percent in the fourth quarter, primarily because of higher advertising rates, and circulation revenues were on a par with the fourth quarter of last year.

Operating profit for the News Media Group decreased 7.2 percent to $182.8 million in the fourth quarter from $197.0 million in the 2003 fourth quarter.  Higher advertising revenues were more than offset by higher expenses as discussed above.

Broadcast Media Group

Broadcast Media Group revenues rose 14.0 percent in the fourth quarter to $46.0 million from $40.4 million in the same period in 2003.  Operating profit increased 24.6 percent to $16.3 million in the fourth quarter from $13.1 million in the 2003 fourth quarter, primarily because of increased political advertising revenues ($9.5 million in the fourth quarter of 2004 compared with $3.2 million in the same quarter of 2003) and higher levels of automotive advertising.

Joint Ventures

Net loss from joint ventures was $0.9 million in the fourth quarter compared with $2.8 million in the fourth quarter of last year.  This was driven by more favorable results at the paper mills primarily due to higher paper selling prices as well as improved performance at the Discovery Times Channel.

Income Taxes

The Company’s effective income tax rate (net of minority interest) was 36.7 percent in the fourth quarter and 38.5 percent for 2004 compared with 39.5 percent for both last year’s fourth quarter and full year.  The decreases in 2004 for both the fourth quarter and full year resulted from a greater proportion of estimated income being generated in lower tax jurisdictions.

Interest Expense-net, Shares, Cash, Total Debt and Other

Interest expense-net in the fourth quarter increased to $11.0 million from $10.3 million in the fourth quarter of 2003.  This resulted from an increase in interest expense mainly due to higher levels of debt outstanding and higher rates, partially offset by an increase in capitalized interest and interest income.

In the fourth quarter, the Company repurchased 1.3 million shares at a cost of $50.0 million.  Approximately $201.9 million remained at the end of the fourth quarter from the Company’s current share repurchase authorization.  Class A and Class B common shares outstanding at the end of the quarter totaled 146.1 million shares.

As of December 26, 2004, the Company’s cash and cash equivalents were approximately $42 million and total debt was approximately $1.1 billion. As of January 24, 2005, the Company’s debt balance has decreased approximately $230 million since the end of 2004 primarily due to cash proceeds from the sale of the Company’s current headquarters (see below) as well as other working capital changes.

After the end of the fourth quarter, the Company completed the sale of its current headquarters building.  The sale resulted in a total pre-tax gain of approximately $145 million, of which approximately $115 million ($63 million after tax or an expected $.43 per share) will be recognized in the first quarter of 2005.  The remainder of the gain is being deferred and amortized under GAAP and will offset the costs associated with the leaseback provisions in connection with the sale.

Pension Contributions

In December the Company made a $57.4 million tax-deductible contribution to its qualified pension plans.  This was the only contribution made in 2004.  Pension contributions on a quarterly basis are not required in 2005.  If the Company elects to make contributions this year, they will be based on the results of the January 1, 2005 valuation, market performance and interest rates in 2005 and will likely be made in the fourth quarter, as they were in 2004.

2005 Guidance

Below is 2005 guidance based on GAAP.  The only change that has been made since the Company last issued guidance in early December is a narrowing of the range for stock-based compensation expense from $24 to $33 million to $23 to $27 million.  As previously reported, the Company will focus on providing earnings guidance for a given quarter during that quarter, but no longer provide specific guidance for full-year earnings.  It will give estimates of what various components of its income statement will be for the year as shown below.

Item	2005 Guidance
Total Company Advertising Revenues	Growth rate expected to be in the mid-single digits
News Media Group Circulation Revenues	Expected to be on a par with 2004
Newsprint Cost Per Ton	Growth rate expected to be in the low teens
Stock-based Compensation Expense Recorded on the Income Statement	$23 to $27 million
Total Company Expenses Including Stock-based Compensation Expense Recorded on the Income Statement	Growth rate expected to be in the mid-single digits (a)
Depreciation & Amortization	$145 to $147 million
Capital Expenditures	$235 to $265 million(b)
Results From Joint Ventures	Income of $5 to $8 million
Interest Expense	$35 to $39 million
Tax Rate	40.4%(c)

(a)          Based on zero expense for stock-based compensation recorded on the income statement in 2004.  Excluding stock-based compensation expense of $23 to $27 million (or $.11 to $.13 per share) in 2005, total Company expenses are expected to increase in the low-single digits.

(b)         In 2005 the Company’s costs related to the new headquarters are expected to be $120 to $135 million.

(c)          Includes the effect of a non-deductible item related to stock-based compensation. In addition the above tax rate does not include the potential benefit from the provisions of the American Jobs Creation Act of 2004.

Conference Call Information

The Company’s fourth-quarter earnings conference call will be held on Tuesday, January 25, at 11 a.m. E.T.  The live webcast will be accessible through the Investors section of the Company’s Web site, www.nytco.com , and other Web services, including CCBN’s Individual Investor Center and CCBN’s StreetEvents for institutional investors.

To access the call, dial 888-202-2422 (in the U.S.) and 913-981-5592 (international callers) at least 10 minutes prior to the scheduled start of the call.

A replay of the webcast will be available online at www.nytco.com beginning about two hours after the call.  A replay of the call will also be available at 888-203-1112 (in the U.S.) and 719-457-0820 (international callers) beginning approximately two hours after the call until 5 p.m. E.T. on Thursday, January 27.  The access code is 421036.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by the Company’s various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Company’s publicly-filed documents, including the Company’s Annual Report on Form 10-K for the period ended December 28, 2003.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

The New York Times Company (NYSE: NYT), a leading media company with 2004 revenues of $3.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other newspapers, eight network-affiliated television stations, two New York City radio stations and more than 40 Web sites, including NYTimes.com and Boston.com.  For the fourth consecutive year, the Company was ranked No. 1 in the publishing industry in Fortune’s 2004 list of America’s Most Admired Companies.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

# # #

Exhibits:

Condensed Consolidated Statements of Income

Segment Information
News Media Group Revenues by Operating Segment

Footnotes

THE NEW YORK TIMES COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Statements of Income are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

(Dollars and shares in thousands, except per share data)

	Fourth Quarter			Twelve Months
	2004	2003	% Change	2004	2003	% Change
Revenues
Advertising	$615,901	$596,711	3.2%	$2,194,644	$2,120,814	3.5%
Circulation	223,057	223,011	0.0%	883,995	885,767	-0.2%
Other (a)	64,979	62,560	3.9%	225,003	220,619	2.0%
Total	903,937	882,282	2.5%	3,303,642	3,227,200	2.4%

Costs and expenses (b)	719,194	687,821	4.6%	2,793,689	2,687,650	3.9%

Operating profit	184,743	194,461	-5.0%	509,953	539,550	-5.5%

Net (loss)/income from joint ventures	(892)	(2,835)	-68.5%	240	(8,223)	*

Interest expense - net	11,007	10,333	6.5%	41,760	44,757	-6.7%

Other income (c)	1,639	1,250	31.1%	8,212	13,277	-38.1%

Income before income taxes and minority interest	174,483	182,543	-4.4%	476,645	499,847	-4.6%

Income taxes	64,102	72,431	-11.5%	183,499	197,762	-7.2%

Minority interest in net (income)/loss of subsidiaries (d)	(208)	748	*	(589)	570	*

Net Income	$110,173	$110,860	-0.6%	$292,557	$302,655	-3.3%

Average Number of Common Shares:
Basic	145,245	149,262	-2.7%	147,567	150,285	-1.8%
Diluted	146,383	151,775	-3.6%	149,357	152,840	-2.3%

Basic Earnings Per Share	$0.76	$0.74	2.7%	$1.98	$2.01	-1.5%

Diluted Earnings Per Share	$0.75	$0.73	2.7%	$1.96	$1.98	-1.0%

Dividends Per Share	$0.155	$0.145	6.9%	$0.610	$0.570	7.0%

* Represents an increase or decrease in excess of 100%.

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

SEGMENT INFORMATION

Revenues, Operating Profit (Loss) and Depreciation & Amortization

are prepared in accordance with GAAP.

(Dollars in thousands)

	Fourth Quarter			Twelve Months
	2004	2003	% Change	2004	2003	% Change
Revenues
News Media Group (e)	$857,925	$841,922	1.9%	$3,142,606	$3,081,863	2.0%
Broadcast Media Group	46,012	40,360	14.0%	161,036	145,337	10.8%
Total	$903,937	$882,282	2.5%	$3,303,642	$3,227,200	2.4%

Operating Profit (Loss)
News Media Group (e)	$182,806	$197,037	-7.2%	$514,351	$551,010	-6.7%
Broadcast Media Group	16,264	13,058	24.6%	44,883	35,761	25.5%
Corporate	(14,327)	(15,634)	-8.4%	(49,281)	(47,221)	4.4%
Total	$184,743	$194,461	-5.0%	$509,953	$539,550	-5.5%

Depreciation & Amortization
News Media Group (e)	$30,977	$32,077	-3.4%	$124,189	$127,270	-2.4%
Broadcast Media Group	2,049	2,421	-15.4%	8,898	9,269	-4.0%
Corporate	4,446	2,824	57.4%	13,701	11,208	22.2%
Total	$37,472	$37,322	0.4%	$146,788	$147,747	-0.6%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

NEWS MEDIA GROUP REVENUES BY OPERATING SEGMENT

Revenues are prepared in accordance with GAAP.

(Dollars in thousands)

	2004
	Fourth Quarter	% Change vs. 2003	Twelve Months	% Change vs. 2003

The New York Times Media Group (e)
Advertising	$347,684	2.0%	$1,209,668	2.2%
Circulation	156,338	0.6%	615,891	-1.2%
Other	46,524	0.7%	160,592	-2.0%
Total	$550,546	1.5%	$1,986,151	0.8%

New England Media Group (e)
Advertising	$130,814	2.6%	$481,615	3.7%
Circulation	44,996	-1.3%	181,009	3.7%
Other	11,475	13.0%	37,971	10.4%
Total	$187,285	2.2%	$700,595	4.0%

Regional Media Group (e)
Advertising	$93,213	4.0%	$349,702	4.8%
Circulation	21,723	-1.5%	87,095	-1.1%
Other	5,158	14.8%	19,063	20.2%
Total	$120,094	3.3%	$455,860	4.1%

Total News Media Group (e)
Advertising	$571,711	2.4%	$2,040,985	3.0%
Circulation	223,057	0.0%	883,995	-0.2%
Other (a)	63,157	3.8%	217,626	1.7%
Total	$857,925	1.9%	$3,142,606	2.0%

See footnotes page for additional information.

THE NEW YORK TIMES COMPANY

FOOTNOTES

(a)                                  Other revenue consists primarily of revenue from wholesale delivery operations, news services and direct marketing.

(b)                                  Costs and expenses in the fourth quarter and full year 2004 include a charge of $5.8 million related to the closing of the Company’s television production facility, NYT-TV.  For the full year 2003, costs and expenses include a benefit of $14.1 million related to the reimbursement of remediation charges at one of the Company’s printing plants, partially offset by a charge of $4.6 million associated with the closing of a job fair business.

(c)                                  “Other income” in the Company’s Condensed Consolidated Statements of Income includes the following items:

	Fourth Quarter		Twelve Months
	(In thousands)		(In thousands)
	2004	2003	2004	2003
Non-compete agreement	$1,250	$1,250	$5,000	$5,000
Advertising credit *	389	—	3,212	8,277
Other income	$1,639	$1,250	$8,212	$13,277

* Related to credits for advertising issued by the Company, which were not used within the allotted time by the advertiser.

(d)                                  “Minority interest in net (income)/loss of subsidiaries” includes minority holders (FC Lion LLC and Myllykoski Corporation) income or loss, net of income taxes, of subsidiaries that are consolidated with the Company but less than 100% owned.  FC Lion LLC  is a minority holder in a subsidiary formed for the purpose of constructing the Company’s new headquarters, and Myllykoski Corporation is a minority holder of a subsidiary that has an investment (along with the Company) in a paper mill.

(e)                                  Beginning with the third quarter of 2004, the Company changed its reporting segment formerly known as the Newspaper Group and New York Times Digital (“NYTD”).  The change consisted of combining NYTD’s digital operations, previously a part of New York Times Digital, with their related print businesses (The New York Times and The Boston Globe), creating the News Media Group.  The aggregation of the Company’s print and digital businesses in this manner reflects the Company’s organizational structure and its business strategy, which emphasizes a multiple-media platform approach pursuing both audiences and advertisers within the markets in which the Company competes.

The News Media Group consists of The New York Times Media Group, which includes The New York Times, NYTimes.com and the International Herald Tribune; the New England Media Group, which includes The Boston Globe, Boston.com, and the Worcester Telegram & Gazette; and the Regional Media Group, consisting of 15 other newspapers and their related digital operations.  Historical information for 2004 and 2003 quarterly revenues, operating profit and depreciation & amortization, presented for this new segment reporting format, is available in the Investors section at www.nytco.com.

Reconciliation of EBITDA to Net Income

EBITDA, which is reconciled to net income below, is defined as earnings before interest, taxes, depreciation and amortization. The EBITDA presented may not be comparable to similarly titled measures reported by other companies.  The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

	Fourth Quarter		Twelve Months
	(In thousands)		(In thousands)
	2004	2003	2004	2003
EBITDA	$222,595	$230,894	$664,125	$692,760
Depreciation and amortization	(37,472)	(37,322)	(146,788)	(147,747)
Interest expense - net	(11,007)	(10,333)	(41,760)	(44,757)
Income taxes *	(63,943)	(72,379)	(183,020)	(197,601)
Net income	$110,173	$110,860	$292,557	$302,655

*                 Includes income taxes of minority holders netted within “Minority interest in net (income)/loss of subsidiaries” in the Condensed Consolidated Statements of Income.  These income taxes were $159,000 and $52,000 in the fourth quarters of 2004 and 2003 and $479,000 and $161,000 for the twelve months of 2004 and 2003.